Exhibit 4.2

REGISTRATION RIGHTS AGREEMENT

dated as of January 11, 2013

by and between

ARRIS ENTERPRISES I, INC.

and

COMCAST ALPHA HOLDINGS, LLC

TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS		1

1.1.	Defined Terms	1

1.2.	General Interpretive Principles	3

ARTICLE 2. REGISTRATION RIGHTS		4

2.1.	Shelf Registration	4

2.2.	Demand Registrations	5

2.3.	Facilitating Underwritten Offering	7

2.4.	Piggyback Registrations	7

2.5.	Registration Procedures	9

2.6.	Underwritten Offerings	13

2.7.	No Inconsistent Agreements	14

2.8.	Registration Expenses	15

2.9.	Indemnification	15

2.10.	Rules 144 and 144A	18

2.11.	Compliance with Motorola Registration Rights Agreement	18

ARTICLE 3. MISCELLANEOUS		19

3.1.	Effectiveness; Term	19

3.2.	Injunctive Relief	19

3.3.	Notices	19

3.4.	Successors, Assigns and Transferees	20

3.5.	Governing Law; Submission to Jurisdiction	20

3.6.	Headings	21

3.7.	Entire Agreement	21

3.8.	Construction of Agreements	21

3.9.	Severability	21

3.10.	Amendment; Waiver	21

3.11.	Counterparts	22

3.12.	Waiver of Jury Trial	22

3.13.	No Presumption	22

REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of January 11, 2013 by and between Arris Enterprises I, Inc., a Delaware corporation (“Arris HoldCo”), and Comcast Alpha Holdings, LLC, a Delaware limited liability company (“Investor”). Unless otherwise defined herein, capitalized terms shall have the meanings assigned to such terms in the Investment Agreement (as defined below).

Recitals

WHEREAS, Arris Group, Inc., a Delaware corporation (“Arris”), Arris HoldCo, a wholly owned subsidiary of Arris, Arris Enterprises II, Inc., a Delaware corporation and wholly owned subsidiary of Arris HoldCo (“Merger Sub”), and Investor entered into the Supplemental Acquisition Agreement I, dated as of January 11, 2013 (the “Investment Agreement”), pursuant to which Investor has agreed to acquire the shares of common stock, $0.01 par value per share, of Arris HoldCo (the “Arris Holdco Common Stock”) as provided therein, on and subject to the terms of this Agreement; and

WHEREAS, as an inducement to the Investor to enter into the Investment Agreement, Arris HoldCo has agreed to provide the registration rights set forth in this Agreement.

Agreement

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1. DEFINITIONS

1.1. Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Acquisition Agreement” means the Acquisition Agreement, dated as of December 19, 2012, by and among Arris, Arris HoldCo, Merger Sub, Seller and Motorola Mobility LLC, a Delaware limited liability company.

“Action” means any claim (including for indemnification), demand, investigation, litigation, action, cause of action, suit, audit, hearing, binding arbitration or proceeding.

“Agreement” has the meaning set forth in the preamble hereto.

“Demand Registration” has the meaning set forth in Section 2.2(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“FINRA” means the Financial Industry Regulatory Authority.

“Governmental Authority” means any U.S. or foreign national, federal, state, provincial or local authority, court, government or self-regulatory organization (including any stock exchange), commission, tribunal or organization, or any regulatory agency, or any political or other subdivision, department or branch of any of the foregoing.

“Governmental Order” means any decision, ruling, order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Holder” or “Holders” means any holder or holders of Registrable Securities who is a party hereto or who otherwise agrees in writing to be bound by the provisions of this Agreement pursuant to Section 3.4.

“Investor” has the meaning set forth in the Preamble and shall include the Investor’s successors by merger, acquisition, reorganization or otherwise.

“Law” means any law (including common law), statute, treaty, ordinance, regulation, code or other rule enacted or promulgated by any Governmental Authority, including any Governmental Order.

“Loss” has the meaning set forth in Section 2.9(a).

“MOT Holder” means a Holder as that term is defined in the Motorola Registration Rights Agreement.

“Motorola Registration Rights Agreement” means the registration rights agreement in the form of Section H of the Seller Disclosure Schedule as in effect on January 11, 2013 and to be executed by the parties thereto on the Closing Date (as defined in the Acquisition Agreement).

“Person” means any natural person, general or limited partnership, corporation, limited liability company, firm, association or other legal entity.

“Piggyback Registration” has the meaning set forth in Section 2.4(a).

“Prospectus” means the prospectus included in any Registration Statement, all amendments and supplements to such prospectus and all material incorporated by reference in such prospectus.

“Registrable Securities” means any shares of Arris HoldCo Common Stock issued pursuant to the terms of the Investment Agreement and any securities that may be issued or distributed or be issuable in respect thereof by way of stock dividend, stock split or other distribution, merger, consolidation, exchange offer, recapitalization or reclassification or similar transaction or exercise or conversion of any of the foregoing; provided, however, that any of the foregoing securities shall cease to be “Registrable Securities” to the extent (i) a Registration Statement with respect to their sale has been declared effective under the Securities Act and they have been disposed of pursuant to such Registration Statement, (ii) they have been distributed pursuant to Rule 144 (or any similar provision then in force) under the Securities Act, (iii) they shall have been otherwise transferred (other than to an Affiliate of Investor) and (A) new certificates for them not bearing a legend restricting transfer under the Securities Act shall have been delivered by Arris HoldCo and (B) may be publicly resold (without volume or method of sale restrictions) without registration under the Securities Act, or (iv) such securities shall have ceased to be outstanding. For purposes of this Agreement, a “class” of Registrable Securities shall mean all securities with the same terms and a “percentage” (or a “majority”) of the Registrable Securities (or, where applicable, of any other securities) shall be determined (x) based on the number of shares of such securities, in the case of Registrable Securities which are equity securities, and (y) based on the principal amount of such securities, in the case of Registrable Securities which are debt securities.

“Registration Statement” means any registration statement of Arris HoldCo filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the Prospectus, amendments and supplements to such registration statement, including post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Seller” means General Instrument Holdings, Inc., a Delaware corporation, and shall include the Seller’s successors by merger, acquisition, reorganization or otherwise.

“Seller Disclosure Schedule” means the disclosure schedule delivered by Seller to Purchaser pursuant to the Acquisition Agreement.

“Shelf Registration” means a registration effected pursuant to Section 2.1.

“Shelf Registration Statement” means a Registration Statement of Arris HoldCo filed with the SEC on Form S-3 (or any successor form or other appropriate form under the Securities Act), which shall be an automatic shelf registration statement if Arris Holdco is then qualified to file one, or, if Arris HoldCo is not eligible to use Form S-3, on Form S-1 (or any successor form or other appropriate form under the Securities Act), for an offering to be made on a continuous or delayed basis pursuant to Rule 415 under the Act (or any similar rule that may be adopted by the SEC) covering the Registrable Securities.

“Underwritten Offering” means a registration in which securities of Arris HoldCo are sold to an underwriter or underwriters for reoffering to the public.

1.2. General Interpretive Principles. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Unless otherwise specified, the terms “hereof,” “herein,” “hereunder” and similar terms refer to this Agreement as a whole (including the exhibits, schedules and disclosure statements hereto), and references herein to Sections refer to Sections of this Agreement.

ARTICLE 2. REGISTRATION RIGHTS

2.1. Shelf Registration.

(a) Filing. Subject to Section 2.1(c), Arris HoldCo shall file with the SEC as soon as reasonably practicable following the Closing Date (as defined in the Investment Agreement) a Shelf Registration Statement relating to the offer and sale of the Registrable Securities by the Holders thereof from time to time in accordance with the methods of distribution elected by such Holders and shall use its reasonable best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act as soon as reasonably practicable following the Closing Date (as defined in the Investment Agreement).

(b) Continued Effectiveness and Scope. Arris HoldCo shall use its reasonable best efforts to keep the Shelf Registration Statement continuously effective (or if that is not possible under then applicable rules and regulations promulgated by the SEC, to file and cause to become effective one or more replacement Shelf Registration Statements) for a period ending on the later of (i) (A) two (2) years after the effective date of such Shelf Registration Statement and (B) the date on which none of Investor and its Affiliates is an Affiliate of Arris HoldCo and (ii) the date on which all the Registrable Securities subject thereto have been sold pursuant to such Shelf Registration Statement. Any such Shelf Registration Statement shall provide for the resale from time to time, and pursuant to any method of combination of methods legally available to, and requested by, the Holder(s) of the Registrable Securities.

(c) Underwritten Offering. If the Holders of not less than a majority of any class of Registrable Securities (the “Majority Holders”) proposed to be included in any offering pursuant to the Shelf Registration Statement or the Investor or any of its Affiliates that is a Holder (“Investor Holder”) so elects, such offering shall be in the form of an Underwritten Offering and Arris HoldCo, if necessary, shall amend or supplement the Shelf Registration Statement for such purpose. Arris HoldCo and the Majority Holders or the Investor Holder, as the case may be, shall jointly select the managing underwriter or underwriters for the offering.

(d) Priority of Registration Rights. If the managing underwriter or underwriters of any proposed Underwritten Offering pursuant to the Shelf Registration Statement informs the Holders of Registrable Securities sought to be included in such Underwritten Offering in writing that, it or they have determined in good faith that, the total amount or kind of securities which such Holders and any other Persons intend to include in such offering exceeds the number which can be sold in such offering without being likely to have a significant adverse effect on the market for the class of securities offered, then the securities to be included in such registration shall be allocated as follows:

(i)	first, the number of Registrable Securities of such class that, in the opinion of such underwriter or underwriters can be sold without having such adverse effect shall be included therein, with such number to be allocated (A) at the written election of Investor, to Investor and its Affiliates, and otherwise (B) pro rata among the Holders which have requested participation in the Underwritten Offering (based, for each such Holder, on the percentage derived by dividing (x) the number of Registrable Securities of such class which such Holder has requested to include in such Underwritten Offering by (y) the aggregate number of Registrable Securities of such class which all such Holders have requested to include);

(ii)	second, any securities that Arris HoldCo has proposed to sell shall be included therein; and

(iii)	third, and only if all of the securities requested to be included pursuant to clauses (i) and (ii) above have been included, any other securities eligible for inclusion in such registration shall be included therein, with such number to be allocated pro rata among any remaining securities.

(e) Effect on Demand and Piggyback Registration Obligation. The provisions of Section 2.2 and Section 2.4 shall not apply at any time Arris HoldCo has filed and is maintaining the effectiveness of a Shelf Registration Statement and is complying with its obligations under this Section 2.1 with respect to all Registrable Securities.

2.2. Demand Registrations.

(a) Demand by Holders. (i) At any time the Majority Holders or an Investor Holder may make a written request to Arris HoldCo for registration of (A) all of the Registrable Securities held by such Holders or (B) any part of the Registrable Securities held by such requesting Holders; provided, however, that Arris HoldCo shall not be required to effect a Demand Registration unless the Holders of the Registrable Securities propose to sell Registrable Securities with an aggregate offering price to the public of greater than $25,000,000. Any such requested registration shall hereinafter be referred to as a “Demand Registration.” Each request for a Demand Registration shall specify the aggregate amount of Registrable Securities to be registered and the intended methods of disposition thereof.

(ii) Within ten (10) days following receipt of any request for a Demand Registration, Arris HoldCo shall deliver written notice of such request to all other Holders of Registrable Securities of the class or classes to be registered. Thereafter, Arris HoldCo shall include in such Demand Registration any additional Registrable Securities of each such class which the Holder or Holders thereof have requested in writing be included in such Demand Registration, provided that all requests therefor have been received by Arris HoldCo within ten (10) days of Arris HoldCo’s having sent the applicable notice to such Holder or Holders. All such requests shall specify the aggregate amount and class of Registrable Securities to be registered and the intended method of distribution of the same. Arris HoldCo shall not include in any Demand Registration any securities which are not Registrable Securities without the prior written consent of the Majority Holders or the Investor Holder, as the case may be, requesting such Demand Registration, which consent shall not be unreasonably withheld or delayed.

(iii) As promptly as practicable following receipt of a request for a Demand Registration, Arris HoldCo shall file a Registration Statement relating to such Demand Registration and shall use its reasonable best efforts to cause such Registration Statement to be declared effective under the Securities Act. Arris HoldCo may postpone for up to 60 consecutive days the filing or effectiveness of a Registration Statement for a Demand Registration if the Board of Directors of Arris HoldCo determines in its reasonable good faith judgment that such Demand Registration would (x) materially interfere with a significant acquisition, corporate reorganization or other similar transaction involving Arris HoldCo or its subsidiaries; or (y) require premature disclosure of material nonpublic information that Arris HoldCo has a bona fide business purpose for preserving as confidential. Arris HoldCo may delay a Demand Registration hereunder only twice in a period of twelve (12) consecutive months.

(b) Demand Withdrawal. A Holder may withdraw its Registrable Securities from a Demand Registration prior to the effectiveness of the Registration Statement filed with respect to such Demand Registration. If the Majority Holders or the Investor Holder, as the case may be, that requested the Demand Registration does so, Arris HoldCo shall be entitled to cease all efforts to secure registration, in which event the Holders who requested such registration shall have paid or reimbursed Arris HoldCo for all of the reasonable out-of-pocket fees and expenses incurred by Arris HoldCo in connection with the withdrawn registration, unless the withdrawal is based on the reasonable determination of the Holders who requested such registration that there has been, since the date of such request, a material adverse change in the business or prospects of Arris HoldCo.

(c) Underwritten Offering. If the Majority Holders or the Investor Holder, as the case may be, that requested the Demand Registration so elect, such offering shall be in the form of an Underwritten Offering. The Majority Holders or the Investor Holder, as the case may be, that requested the Demand Registration shall have the right to select the managing underwriter or underwriters for the offering, which selection shall be subject to the consent of Arris HoldCo, which consent shall not be unreasonably withheld or delayed.

(d) Priority of Registration Rights. If the managing underwriter or underwriters of any proposed Underwritten Offering pursuant to a Demand Registration informs the Holders of Registrable Securities sought to be included in such Underwritten Offering in writing that, it or they have determined in good faith that, the total amount or kind of securities which such Holders and any other Persons intend to include in such offering exceeds the number which can be sold in such offering without being likely to have a significant adverse effect on the market for the class of securities offered, then the securities to be included in such registration shall be allocated as follows:

(i) first, the number of Registrable Securities of such class that, in the opinion of such underwriter or underwriters can be sold without having such adverse effect shall be included therein, with such number to be allocated (A) at the written election of Investor, to Investor and its Affiliates, and otherwise (B) pro rata among the Holders which have requested participation in the Underwritten Offering (based, for each such Holder, on the percentage derived by dividing (x) the number of Registrable Securities of such class which such Holder has requested to include in such Underwritten Offering by (y) the aggregate number of Registrable Securities of such class which all such Holders have requested to include);

(ii) second, any securities that Arris HoldCo has proposed to sell shall be included therein; and

(iii) third, and only if all of the securities requested to be included pursuant to clauses (i) and (ii) above have been included, any other securities eligible for inclusion in such registration shall be included therein, with such number to be allocated pro rata among any remaining securities.

(e) Registration Statement Form. Registrations under this Section 2.2 shall be on such appropriate registration form of the SEC (i) as shall be selected by Arris HoldCo and as shall be reasonably acceptable to the Majority Holders or the Investor Holder, as the case may be, that requested the Demand Registration and (ii) as shall permit the disposition of the Registrable Securities in accordance with the intended method or methods of disposition specified in the applicable Holders’ requests for such registration. Notwithstanding the foregoing, if, pursuant to a Demand Registration, (x) Arris HoldCo proposes to effect this registration by filing a Registration Statement on Form S-3 (or any successor or similar short-form registration statement), (y) such registration is in connection with an Underwritten Offering and (z) the managing underwriter or underwriters shall advise Arris HoldCo in writing that, in its or their opinion, the use of another form of registration statement (or the inclusion, rather than the incorporation by reference, of information in the Prospectus related to a Registration Statement on Form S-3 (or other short-form registration statement)) is of material importance to the success of such proposed offering, then such registration shall be effected on such other form (or such information shall be so included in such Prospectus).

2.3. Facilitating Underwritten Offering. In the case of a registration of a class of Registrable Securities pursuant to Section 2.1 or Section 2.2 involving an Underwritten Offering, Arris HoldCo agrees, if requested by the managing underwriter or underwriters in such Underwritten Offering, not to effect (or register for sale) any public sale or distribution of any securities which are the same as or similar to those being registered, or which are convertible into or exchangeable or exercisable for such securities, during the period beginning seven (7) days before, and ending ninety (90) days (or such lesser period as may be permitted by such underwriter or underwriters) after the date of the closing under the underwriting agreement in connection therewith, to the extent Arris HoldCo is timely notified in writing by the managing underwriter or underwriters. Notwithstanding the foregoing, Arris HoldCo may effect a public sale or distribution of securities of the type described above and during the periods described above if the same (A) is made pursuant to registrations on Forms S-4 or S-8 or any successor form to such forms or (B) as part of any registration of securities for offering and sale to employees or directors of Arris HoldCo pursuant to any employee stock plan or other employee benefit plan arrangement.

2.4. Piggyback Registrations.

(a) Participation. (i) If Arris HoldCo at any time proposes to file a Registration Statement with respect to any offering of its securities for its own account or for the account of any Holders of its securities (other than (A) a registration under Section 2.1 or Section 2.2 hereof, (B) a registration on Form S-4 or S-8 or any successor form to such forms, or (C) a registration of securities solely relating to an offering and sale to employees or directors of Arris

HoldCo pursuant to any employee stock plan or other employee benefit plan arrangement, then, as soon as practicable (but in no event less than ten (10) days prior to the proposed date of filing such Registration Statement), Arris HoldCo shall give written notice of such proposed filing to all Holders of Registrable Securities, and such notice shall offer the Holders of such Registrable Securities the opportunity to register such number of Registrable Securities as each such Holder may request in writing (an “Piggyback Registration”). Subject to Section 2.4(b), Arris HoldCo shall include in such Registration Statement all such Registrable Securities which are requested to be included therein within ten (10) days after the receipt by such Holder of any such notice. If at any time after giving written notice of its intention to register any securities and prior to the effective date of the Registration Statement filed in connection with such registration, Arris HoldCo shall determine for any reason not to register or to delay registration of such securities, Arris HoldCo may, at its election, give written notice of such determination to each Holder of Registrable Securities and, (x) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Securities in connection with such registration, and (y) in the case of a determination to delay registering, shall be permitted to delay registering any Registrable Securities for the same period as the delay in registering such other securities.

(ii) If the offering pursuant to a Piggyback Registration is to be an Underwritten Offering, then each Holder making a request for its Registrable Securities to be included therein must, and Arris HoldCo shall make such arrangements with the underwriters so that each such Holder may, participate in such Underwritten Offering on the same terms as Arris HoldCo and other Persons selling securities in such Underwritten Offering. If the offering pursuant to such registration is to be on any other basis, then each Holder making a request for a Piggyback Registration pursuant to this Section 2.4(a) must participate in such offering on such basis.

(iii) Each Holder of Registrable Securities shall be permitted to withdraw all or part of such Holder’s Registrable Securities from a Piggyback Registration at any time. For the avoidance of doubt, if a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by Arris HoldCo, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by Arris HoldCo with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(b) Priority of Piggyback Registration. If the managing underwriter or underwriters of any proposed Underwritten Offering of a class of securities included in a Piggyback Registration (or in the case of a Piggyback Registration not being underwritten, Arris HoldCo) informs the Holders of Registrable Securities of any class sought to be included in such registration in writing that, it or they have determined in good faith that, the total amount or kind of securities which such Holders and any other Persons intend to include in such offering exceeds the number which can be sold in such offering without being likely to have a significant adverse effect on the market for the class or classes of securities offered, then the securities of each class to be included in such registration shall be allocated as follows:

(i)	first, 100% of the securities that Arris HoldCo has proposed to sell shall be included therein;

(ii)	second, the number of Registrable Securities of such class that, in the opinion of such underwriter or underwriters (or in the case of a Piggyback Registration not being underwritten, Arris HoldCo), can be sold without having such adverse effect shall be included therein, with such number to be allocated pro rata first among the Holders that are Investor and its Affiliates and have requested participation in the Piggyback Registration and second among such other Holders that have requested participation in the Piggyback Registration (based, for each such Holder, on the percentage derived by dividing (x) the number of Registrable Securities of such class which such Holder has requested to include in such Piggyback Registration by (y) the aggregate number of Registrable Securities of such class which all such Holders have requested to include); and

(iii)	third, and only if all of the Registrable Securities requested to be included pursuant to clauses (i) and (ii) above have been included, any other securities eligible for inclusion in such registration shall be included therein.

2.5. Registration Procedures. (a) In connection with Arris HoldCo’s registration obligations in this Agreement, Arris HoldCo will, subject to the limitations set forth herein, use its reasonable best efforts to effect any such registration so as to permit the sale of the applicable Registrable Securities in accordance with the intended method or methods of distribution thereof as expeditiously as reasonably practicable, and in connection therewith Arris HoldCo will:

(i) before filing a Registration Statement or Prospectus, or any amendments or supplements thereto and in connection therewith, furnish to the underwriter or underwriters, if any, and to Investor (if Investor or any of its Affiliates is a Holder) and to one representative of the Holders of each class of the Registrable Securities covered by such Registration Statement, copies of all documents substantially as proposed to be filed;

(ii) prepare and file with the SEC such amendments or supplements to the applicable Registration Statement or Prospectus as may be (A) reasonably requested by any participating Holder (to the extent such request relates to information relating to such Holder), (B) necessary to keep such registration effective for the period of time required by this Agreement or (C) reasonably requested by the Holders of a majority of any class of the participating Registrable Securities or by Investor or any of its Affiliates that are Holders;

(iii) notify the selling Holders of Registrable Securities and the managing underwriter or underwriters, if any, and (if requested) confirm such advice in writing, as soon as reasonably practicable after notice thereof is received by Arris HoldCo (A) when the applicable Registration Statement or any amendment thereto has been filed or becomes effective and when the applicable Prospectus or any amendment or supplement thereto has been filed, (B) of any written comments by the SEC or any request by the SEC or any other federal or state governmental authority for amendments or supplements to such Registration Statement or Prospectus or for additional information, (C) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order preventing or suspending the use of any preliminary or final Prospectus or the initiation or threat of any proceedings for such purposes and (D) of the receipt by Arris HoldCo of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threat of any proceeding for such purpose;

(iv) promptly notify each selling Holder of Registrable Securities and the managing underwriter or underwriters, if any, when Arris HoldCo becomes aware of the happening of any event as a result of which the applicable Registration Statement or Prospectus (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of the Prospectus and any preliminary Prospectus, in light of the circumstances under which they were made) not misleading or, if for any other reason it shall be necessary to amend or supplement such Registration Statement or Prospectus in order to comply with the Securities Act and, in either case as promptly as reasonably practicable thereafter, prepare and file with the SEC an amendment or supplement to such Registration Statement or Prospectus which will correct such statement or omission or effect such compliance; provided, however, that upon receipt of any notice from the Company pursuant to this Section 2.5(a)(iv), each Holder of Registrable Securities shall immediately discontinue disposition of such Registrable Securities until such Holder receives the supplemented or amended Registration Statement or Prospectus contemplated by this Section 2.5(a)(iv);

(v) use its reasonable best efforts to prevent or obtain at the earliest possible moment the withdrawal of any stop order with respect to the applicable Registration Statement or other order suspending the use of any preliminary or final Prospectus;

(vi) promptly incorporate in a Prospectus supplement or post-effective amendment to the applicable Registration Statement such information as the managing underwriter or underwriters, if any, or the Holders of a majority of the Registrable Securities of the class being sold or Investor or any of its Affiliates that are Holders agree should be included therein relating to the plan of distribution with respect to such Registrable Securities; and make all required filings of such Prospectus supplement or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such Prospectus supplement or post-effective amendment;

(vii) furnish to each selling Holder of Registrable Securities and each managing underwriter, if any, without charge, as many conformed copies as such Holder or managing underwriter may reasonably request of the applicable Registration Statement, including any amendment or supplement thereto;

(viii) deliver to each selling Holder of Registrable Securities and each managing underwriter, if any, without charge, as many copies of the applicable Prospectus (including each preliminary Prospectus) as such Holder or managing underwriter may reasonably request (it being understood that Arris HoldCo consents to the use of the Prospectus by each of the selling Holders of Registrable Securities and the underwriter or underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by the Prospectus) and such other documents as such selling Holder or managing underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities by such Holder or underwriter;

(ix) on or prior to the date on which the applicable Registration Statement is declared effective, use its reasonable best efforts to register and qualify such Registrable Securities for offer and sale under the securities or “Blue Sky” laws of each state and other jurisdiction of the United States, as any such selling Holder or underwriter, if any, or their respective counsel reasonably requests, and do any and all other acts or things reasonably necessary or advisable to keep such registration or qualification in effect so as to permit the commencement and continuance of sales and dealings in such jurisdictions for as long as may be necessary to complete the distribution of the Registrable Securities covered by the Registration Statement; provided, however, that Arris HoldCo will not be required to (a) qualify generally to do business in any jurisdiction where it is not then so qualified or (b) take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;

(x) cooperate with the selling Holders of Registrable Securities and the managing underwriter, underwriters or agent, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends;

(xi) not later than the effective date of the applicable Registration Statement, provide a CUSIP number for all Registrable Securities and provide the applicable transfer agent with printed certificates for the Registrable Securities which certificates shall be in a form eligible for deposit with The Depository Trust Company;

(xii) in the case of an Underwritten Offering (or, if the Holders included in such registration deliver a reasonably acceptable letter to Arris HoldCo indicating that they are performing underwriter style due diligence, in any other offer), obtain for delivery to the underwriter or underwriters, if any, (and, if such letter has been delivered to the Arris HoldCo, the Holders included in such registration) an opinion or opinions from counsel for Arris HoldCo dated the date of the closing under the underwriting agreement (or, in the case of an opinion deliverable to the Holders included in such registration in a non-Underwritten Offering, dated as of the effective date of the registration), in customary form, scope and substance, which opinions shall be reasonably satisfactory to such underwriter or underwriters, if any, or, if applicable, such Holders that have delivered such letter to Arris HoldCo, and their respective counsel;

(xiii) in the case of an Underwritten Offering (or, if the Holders included in such registration deliver a customary letter to the accountants indicating that they are performing underwriter style due diligence, in any other offer), obtain for delivery to Arris HoldCo and the underwriter or underwriters, if any, (and, if such letter has been delivered by such Holders to the accountants, the Holders included in such registration) (with, in the case of an Underwritten Offering where such letter has not been delivered to the accountants by the Holders, copies to the Holders of Registrable Securities included in such registration), a cold comfort letter from Arris HoldCo’s independent certified public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the managing underwriter or underwriters, if any, or, if applicable, such Holders that have delivered such letter to the accountants, reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement (or, in the case of a cold comfort letter deliverable to the Holders included in such registration in a non-Underwritten Offering, dated as of the effective date of the registration);

(xiv) cooperate with each seller of Registrable Securities and each underwriter or agent, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(xv) use its reasonable best efforts to comply with all applicable rules and regulations of the SEC and make generally available to its security Holders, as soon as reasonably practicable (but not more than fifteen (15) months) after the effective date of the applicable Registration Statement, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;

(xvi) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement from and after a date not later than the effective date of such Registration Statement;

(xvii) cause all Registrable Securities of a class covered by the applicable Registration Statement to be listed on each securities exchange on which any of Arris HoldCo’s securities of such class are then listed or quoted and on each inter-dealer quotation system on which any of Arris HoldCo’s securities of such class are then quoted;

(xviii) make available, upon reasonable notice at reasonable times and for reasonable periods, for inspection by a representative appointed by the Holders of a majority of the Registrable Securities of each class covered by the applicable Registration Statement, by any managing underwriter or underwriters participating in any disposition to be effected pursuant to such Registration Statement, by a representative of Investor and its Affiliates that are Holders, and by any attorney, accountant or other agent retained by such sellers or any such managing underwriter, all pertinent financial and other records, pertinent corporate documents and properties of Arris HoldCo, and cause all of Arris HoldCo’s officers, directors and employees and the independent public accountants who have certified its financial statements to make themselves available to discuss the business of Arris HoldCo and to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such Registration Statement as shall be necessary to enable them to exercise their due diligence responsibility (subject to the entry by each party referred to in this clause (xviii) into customary confidentiality agreements in a form reasonably acceptable to Arris HoldCo);

(xix) in the case of an Underwritten Offering, cause the senior executive officers of Arris HoldCo to participate in the customary “road show” presentations that may be reasonably requested by the managing underwriter in any such Underwritten Offering and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto;

(xx) promptly after the issuance of an earnings release, prepare a current report on Form 8-K with respect to such earnings release and file such Form 8-K with the SEC; and

(xxi) comply in all material respects with the provisions of the Securities Act with respect to the disposition of all securities covered by each Registration Statement during the applicable period in accordance with the intended method or methods of distribution by the selling Holders thereof.

(b) Arris HoldCo may require each selling Holder of Registrable Securities as to which any registration is being effected to furnish to Arris HoldCo such information regarding the distribution of such Securities and such other information relating to such Holder and its ownership of the applicable Registrable Securities as Arris HoldCo may from time to time reasonably request. Each Holder of Registrable Securities agrees to furnish such information to Arris HoldCo and to cooperate with Arris HoldCo as necessary to enable Arris HoldCo to comply with the provisions of this Agreement.

(c) Each Holder of Registrable Securities agrees by acquisition of such Registrable Securities that, upon receipt of any notice from Arris HoldCo of the happening of any event of the kind described in Section 2.5(a)(iv), such Holder will discontinue disposition of its Registrable Securities pursuant to such Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 2.5(a)(iv), or until such Holder is advised in writing by Arris HoldCo that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the Prospectus and, if so directed by Arris HoldCo, such Holder will deliver to Arris HoldCo (at Arris HoldCo’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities which are current at the time of the receipt of such notice. In the event that Arris HoldCo shall give any such notice in respect of a Demand Registration, the period during which the applicable Registration Statement is required to be maintained effective shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of Registrable Securities covered by such Registration Statement either receives the copies of the supplemented or amended Prospectus contemplated by Section 2.5(a)(iv) or is advised in writing by Arris HoldCo that the use of the Prospectus may be resumed.

2.6. Underwritten Offerings.

(a) Underwriting Agreements. If requested by the underwriters for any Underwritten Offering requested by Holders pursuant to Section 2.1 or Section 2.2, Arris HoldCo and the Holders of Registrable Securities to be included therein shall enter into an underwriting agreement with such underwriters, such agreement to be reasonably satisfactory in substance and form to Arris HoldCo, the Holders of a majority of each class of the Registrable Securities to be included in such Underwritten Offering, Investor and its Affiliates that are Holders, and the underwriters, and to contain such terms and conditions as are generally prevailing in agreements of that type, including, without limitation, indemnities no less favorable to the recipient thereof than those provided in Section 2.9. The Holders of any Registrable Securities to be included in any Underwritten Offering pursuant to Section 2.4 shall, at Arris HoldCo’s request, enter into an underwriting agreement that contains such terms and conditions as are generally prevailing in agreements of that type, including, without limitation, indemnities no less favorable to the recipient thereof than those provided in Section 2.9. All of the representations and warranties by, and the other agreements on the part of, Arris HoldCo to and for the benefit of such underwriters included in each such underwriting agreement shall also be made to and for the benefit of such Holders and any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of such Holders. No Holder shall be required in any such underwriting agreement to make any representations or warranties to or agreements with Arris HoldCo or the underwriters other than representations, warranties or agreements regarding such Holder, such Holders Registrable Securities, such Holder’s intended method of distribution and any other representations required by Law.

(b) Price and Underwriting Discounts. In the case of an Underwritten Offering requested by Holders pursuant to Section 2.1 or Section 2.2, the price, underwriting discount and other financial terms for each class of Registrable Securities of the related underwriting agreement shall be determined by the Holders of a majority of such class of Registrable Securities and Investor and its Affiliates that are Holders. In the case of any Underwritten Offering pursuant to Section 2.4, such price, discount and other terms shall be determined by Arris HoldCo, subject to the right of the Holders to withdraw their request to participate in the registration pursuant to Section 2.4(a)(iii) after being advised of such price, discount and other terms.

(c) Participation in Underwritten Offerings. No Person may participate in an Underwritten Offering unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Persons entitled to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, lock-up agreements, and other documents required under the terms of such underwriting arrangements.

(d) Lock-Up Agreement. Each Holder, that is having Registrable Securities offered and sold in an Underwritten Offering pursuant to this Agreement, agrees that in connection with such Underwritten Offering, upon the request of the managing underwriter in such offering, such Holder will enter into a lock-up agreement with the underwriters of such offering on customary terms reasonably satisfactory to the managing underwriter.

2.7. No Inconsistent Agreements.

(a) Arris HoldCo is not currently a party to, and during the term of this Agreement will not enter into, any agreement which is inconsistent in any material respect with the rights granted to the Holders of Registrable Securities by this Agreement.

(b) During the term of this Agreement, if Arris HoldCo grants (i) Seller or the MOT Holders registration rights with respect to Arris HoldCo’s securities that are more favorable in any respect than the rights with respect to Registrable Securities granted to the Holders pursuant to this Agreement or (ii) to any other holder of securities any registration rights with respect to such securities that are more favorable in any material respect than the rights with respect to Registrable Securities granted to the Holders pursuant to this Agreement, then, in each case, Arris HoldCo shall notify Investor of such grant as soon as reasonably practicable, and Investor may thereafter elect to have such rights apply to the Holders with respect to Registrable Securities hereunder; provided that this Section 2.7(b) shall not apply with respect to any rights granted to Seller or the MOT Holders pursuant to the Motorola Registration Rights Agreement (but excluding any changes to the form thereof made after January 11, 2013, or any amendments thereto after such agreement has been entered into).

2.8. Registration Expenses. (a) Arris HoldCo shall pay all of the expenses set forth in this paragraph (a) in connection with a registration under this Agreement of Registrable Securities. Such expenses are (i) all registration and filing fees, and any other fees and expenses associated with filings required to be made with the SEC or FINRA, (ii) all fees and expenses of compliance with state securities or “Blue Sky” laws, (iii) all printing, duplicating, word processing, messenger, telephone, facsimile and delivery expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing prospectuses), (iv) all fees and disbursements of counsel for Arris HoldCo and of all independent certified public accountants of Arris HoldCo, (v) Securities Act liability insurance or similar insurance if Arris HoldCo so desires or the underwriter or underwriters, if any, so require in accordance with then-customary underwriting practice, (vi) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or the quotation of the Registrable Securities on any inter-dealer quotation system and (vii) all applicable rating agency fees with respect to any applicable Registrable Securities. In addition, in all cases Arris HoldCo shall pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any audit and the fees and expenses of any Person, including special experts, retained by Arris HoldCo. The Holders shall pay all fees and disbursements of one law firm or other counsel selected by the Holders of a majority of the Registrable Securities being registered and all fees and expenses of accountants to the Holders of Registrable Securities being sold.

(b) Arris HoldCo shall not be required to pay any other costs or expenses in the course of the transactions contemplated hereby, including underwriting discounts and commissions and transfer taxes attributable to the sale of Registrable Securities and the fees and expenses of counsel to the underwriters other than pursuant to clause (ii) of paragraph (a) above.

(c) Each Holder of Registrable Shares participating in a registration under this Agreement shall bear such Holder’s proportionate share (based on the total number of Registrable Shares sold in such registration) of all discounts and commissions payable to underwriters or brokers and all transfer taxes in connection with a registration of Registrable Shares pursuant to this Agreement.

2.9. Indemnification.

(a) Indemnification by Arris HoldCo. Arris HoldCo agrees to indemnify and hold harmless, to the full extent permitted by Law, each Holder of Registrable Securities and their respective officers, directors, advisors, managers, agents and employees and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such Persons, and their respective officers, directors, advisors, managers, agents and employees, from and against any and all losses, claims, damages, liabilities (or actions or proceedings in respect thereof, whether or not such indemnified party is a party thereto) and expenses as incurred (including reasonable costs of investigation and legal expenses) (each, a “Loss” and collectively “Losses”), joint or several, arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Securities were registered under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein), or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading; provided, however, that Arris HoldCo shall not be liable to any Holder (or its respective officers, directors, advisors, managers, agents and employees and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such Persons, and their respective officers, directors, advisors, managers, agents and employees) in any such case to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any such Registration Statement in reliance upon and in conformity with written information furnished to Arris HoldCo by such Holder expressly for use in the preparation thereof. This indemnity shall be in addition to any liability Arris HoldCo may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any Holder (or its respective officers, directors, advisors, managers, agents and employees and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such Persons, and their respective officers, directors, advisors, managers, agents and employees) and shall survive the transfer of such securities by such Holder. Arris HoldCo will also indemnify, if applicable and if requested, underwriters, selling brokers, dealer managers and similar securities industry professionals participating in any distribution pursuant hereto, their officers and directors and each Person who controls such Persons (within the meaning of the Securities Act and the Exchange Act) on substantially the same basis as provided above with respect to the indemnification of the Indemnified Persons.

(b) Indemnification by the Holders. Each selling Holder of Registrable Securities agrees (severally and not jointly) to indemnify and hold harmless, to the full extent permitted by law, Arris HoldCo, its directors and officers and each Person who controls Arris HoldCo (within the meaning of the Securities Act and the Exchange Act) from and against any Losses resulting from any untrue statement of a material fact or any omission of a material fact required to be stated in the Registration Statement under which such Registrable Securities were registered under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein), or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading, to the extent, but only to the extent, that such untrue statement or omission had been contained in any information furnished in writing by such selling Holder to Arris HoldCo specifically for inclusion in such Registration Statement. In no event shall the liability of any selling Holder of Registrable Securities hereunder be greater in amount than the dollar amount of the net proceeds received by such Holder, after deducting underwriting discounts and commissions, but before expenses, under the sale of the Registrable Securities giving rise to such indemnification obligation.

(c) Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, however, that any delay or failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that it is actually and materially prejudiced by reason of such delay or failure) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any Person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (A) the indemnifying party has agreed in writing to pay such fees or expenses, (B) the indemnifying party shall have failed to assume the defense of such claim within a reasonable time after having received notice of such claim from the Person entitled to indemnification hereunder and to employ counsel reasonably satisfactory to such Person, (C) in the reasonable judgment of any such Person, based upon advice of its counsel, a conflict of interest may exist between such Person and the indemnifying party with respect to such claims or (D) the indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person). If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent, but such consent may not be unreasonably withheld; provided, however, that an indemnifying party shall not be required to consent to any settlement involving the imposition of equitable remedies or involving the imposition of any material obligations on such indemnifying party other than financial obligations for which such indemnified party will be indemnified hereunder. If the indemnifying party assumes the defense, the indemnifying party shall not have the right to settle such action without the consent of the indemnified party (which consent shall not be unreasonably withheld); provided, however, that such consent shall not be required if the settlement does not include any admission of wrongdoing by, and imposes no liability or obligation on, the indemnified party. No indemnifying party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to each indemnified party of an unconditional release from all liability in respect to such claim or litigation. The indemnifying party or parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm (together with one firm of local counsel) at any one time from all such indemnified party or parties unless (x) the employment of more than one counsel has been authorized in writing by the indemnifying party or parties, (y) a conflict or potential conflict exists or may exist (based on advice of counsel to an indemnified party) between such indemnified party and the other indemnified parties or (z) an indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it that are different from or in addition to those available to the other indemnified parties, in each of which cases the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel (but in any event no more than one separate counsel).

(d) Contribution. If the indemnification provided for in the paragraphs (a) and (b) of this Section 2.9 is held by a court or government agency of competent jurisdiction to be unavailable to any indemnified party or insufficient to hold it harmless as contemplated by paragraphs (a) and (b) of this Section 2.9, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. Notwithstanding anything in this Section 2.9(d) to the contrary, no indemnifying party (other than Arris HoldCo) shall be required pursuant to this Section 2.9(d) to contribute any amount in excess of the amount by which the net proceeds, after deducting underwriting discounts and commissions, but before expenses, received by such indemnifying party from the sale of Registrable Securities in the offering to which the Losses of the indemnified parties relate exceeds the amount of any damages which such indemnifying party has otherwise been required to pay by reason of such untrue statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.9(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. If indemnification is available under this Section 2.9, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Section 2.9(a) and Section 2.9(b) hereof without regard to the relative fault of said indemnifying parties or indemnified party.

(e) The provisions of this Section 2.9 shall be in addition to any other rights to indemnification or contribution that an indemnified party may have pursuant to Law, equity, contract or otherwise.

2.10. Rules 144 and 144A. Arris HoldCo covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if Arris HoldCo is not required to file such reports, it will, upon the request of not less than a majority of the Holders of Registrable Securities or of Investor or any of its Affiliates that are Holders after the transfer date, make publicly available other information so long as necessary to permit sales pursuant to Rule 144 or 144A under the Securities Act, and it will take such further action as not less than a majority of the Holders of Registrable Securities or Investor or any of its Affiliates that are Holders may reasonably request, all to the extent required from time to time to enable such Holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 or 144A or Regulation S under the Securities Act, as such Rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Holder of Registrable Securities, Arris HoldCo will deliver to such Holder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.

2.11. Compliance with Motorola Registration Rights Agreement. Notwithstanding anything in this Agreement to the contrary and, for the avoidance of doubt, without limiting any rights of the MOT Holders but with the intention to supersede those conflicting rights granted to the Investor Holders elsewhere in this Agreement: to the extent that

Seller or any MOT Holder, on the one hand, and Investor or any other Holder, on the other hand, seek to participate in the same Underwritten Offering, Investor and each other Holder acknowledges that as between Investor and the Holders, on the one hand, and Seller and the MOT Holders, on the other hand, Seller and the MOT Holders shall have (a) priority with respect to cutbacks, (b) the right to appoint underwriters, (c) the right to determine the offering price and other offering terms, and (d) such other rights that are expressly applicable to such Underwritten Offering, but, in each case, solely to the extent that such rights are expressly granted to Seller or the MOT Holders pursuant to the Motorola Registration Rights Agreement with respect to such Underwritten Offering; provided that Investor and each other Holder may withdraw its Registrable Securities from such Underwritten Offering at any time if Seller or any other MOT Holder exercises any such rights.

ARTICLE 3. MISCELLANEOUS

3.1. Effectiveness; Term. This Agreement shall become effective automatically upon the Closing without any further action on the part of the parties hereto but shall have no force or effect whatsoever prior to the Closing or in the event the Closing does not occur under the Investment Agreement. After the date that this Agreement becomes effective in accordance with the foregoing, this Agreement shall terminate upon the later of (i) the date as of which all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder) and (ii) the date as of which the Holders no longer hold any Registrable Securities. The provisions of Section 2.9 and Section 2.10 shall survive any termination.

3.2. Injunctive Relief. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved Person will be irreparably damaged and will not have an adequate remedy at Law. Any such Person shall, therefore, be entitled (in addition to any other remedy to which it may be entitled in Law or in equity) to injunctive relief, including, without limitation, specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at Law.

3.3. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to the respective Persons at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 3.3):

(a)	if to Arris HoldCo to:

ARRIS Group, Inc.

3871 Lakefield Drive

Suwanee, GA 30024

Facsimile: (678) 473-8470

Attention: Lawrence A. Margolis

with a copy, which does not constitute notice, to:

Troutman Sanders LLP

600 Peachtree Street, NE, Suite 5200

Atlanta, GA 30308

Facsimile: (404) 962-6743

Attention: W. Brinkley Dickerson, Jr.

(b)	if to the Investor to:

Comcast Corporation

One Comcast Center

1701 John F. Kennedy Blvd.

Philadelphia, PA 19103

Facsimile: (215) 286-7794

Attention: General Counsel

with copies to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Facsimile: (212) 701-5800

Attention: David L. Caplan

      William J. Chudd

3.4. Successors, Assigns and Transferees. (a) The registration rights of any Holder under this Agreement with respect to any Registrable Securities may be transferred and assigned, provided, however, that no such assignment shall be binding upon or obligate Arris HoldCo to any such assignee unless and until Arris HoldCo shall have received, as a condition to the effectiveness of such assignment, an executed counterpart of this Agreement whereby such assignee has agreed to be treated as a Holder for all purposes of this Agreement. Any transfer or assignment made other than as provided in the first sentence of this Section 3.4 shall be null and void.

(b) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns.

3.5. Governing Law; Submission to Jurisdiction.

(a) This Agreement and any dispute arising out of or relating to or in connection with this Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York.

(b) To the fullest extent permitted by applicable Law, each party hereto (i) agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, relating to or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the United States District Court for the Southern District of New York or in any New York State court, in each case, located in the Borough of Manhattan and not in any other State or Federal court in the United States of America or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts located in the Borough of Manhattan for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby, (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such Action brought in such a court and any claim that any such Action brought in such a court has been brought in an inconvenient forum, (iv) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 3.3 or any other manner as may be permitted by Law shall be valid and sufficient service thereof and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

3.6. Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect in any way the meaning or interpretation of this Agreement.

3.7. Entire Agreement. This Agreement, together with the Investment Agreement, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between Investor and Arris HoldCo with respect to the subject matter hereof.

3.8. Construction of Agreements. Notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the Investment Agreement, the provisions of the Investment Agreement shall control.

3.9. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not fundamentally changed. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

3.10. Amendment; Waiver.

(a) This Agreement may not be amended or modified and waivers and consents to departures from the provisions hereof may not be given, except by an instrument or instruments in writing making specific reference to this Agreement and signed by Arris HoldCo, the Holders of a majority of Registrable Securities of each class then outstanding and, if Investor or any of its Affiliates are Holders, by Investor or such Affiliate. Each Holder of any Registrable Securities at the time or thereafter outstanding shall be bound by any amendment, modification, waiver or consent authorized by this Section 3.10(a), whether or not such Registrable Securities shall have been marked accordingly.

(b) Either party may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant to this Agreement or (iii) waive compliance with any of the agreements or conditions contained herein. Any failure to assert, or delay in the assertion of, rights under this Agreement shall not constitute a waiver of those rights.

3.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic means (including portable document format) shall be as effective as delivery of a manually executed counterpart of this Agreement.

3.12. Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect to any litigation, directly or indirectly, arising out of or relating to this Agreement or any transaction contemplated by this Agreement. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 3.12.

3.13. No Presumption. The parties to this Agreement agree that this Agreement was negotiated fairly between them at arms’ length and that the final terms of this Agreement are the product of the parties’ negotiations. Each party represents and warrants that it has sought and received legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against a party or parties on the grounds that the party or parties drafted or was more responsible for drafting the provisions.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

Arris Enterprises I, Inc.

By:	/s/ Lawrence Margolis
	Name:	Lawrence Margolis
	Title:	Executive Vice President, Secretary

Comcast Alpha Holdings, LLC

By:	/s/ Sandra W. Crowell
	Name:	Sandra W. Crowell
	Title:	Vice President